                                                                  Exhibit 2.11


                            ASSET PURCHASE AGREEMENT

      AGREEMENT made as of this 7th day of April 1998 between CLEVER COMPUTERS, INC., a Georgia corporation (the "Company"), STEVEN C. DABBS ("DABBS"), and SAGE NETWORKS ACQUISITION CORP., a Delaware corporation ("Buyer").

                              W I T N E S S E T H:

      WHEREAS, the Company desires to sell and the Buyer desires to purchase on the date hereof (the "Closing Date") the web hosting business of the Company as a going concern (the "Business") consisting of the Purchased Assets (hereinafter defined), and the Assumed Liabilities (as hereinafter defined), for a purchase price determined as set forth in Exhibit A (the "Purchase Price") and for the assumption of the Assumed Liabilities (hereinafter defined); and

      WHEREAS, Steven C. Dabbs ("Dabbs") joins in the execution of this Agreement as he was the founder, sole shareholder, sole director and president of the Company until he sold all of the capital stock of the Company to Optimum Realty Corp., a Georgia Corporation ("Optimum") on April 6, 1998, and he is familiar with the material aspects of operations of the business of the Company, including, without limitation, the Business.

      NOW THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by all parties, the Company, Shareholder, Buyer and Parent agree as follows:

                                    ARTICLE I

                         REPRESENTATIONS AND WARRANTIES

            Section 1. Representations of the Company and Dabbs. The following agreements, representations and warranties are made by the Company and Dabbs, jointly and severally to the Buyer.

            (A) Corporate Matters; No Conflict. The Company is duly formed, organized or incorporated and is validly existing in good standing under the laws of its state of incorporation as set forth in Exhibit A, maintains offices only in Atlanta, Georgia at the sites listed on Exhibit A and has no other locus of operations other than from those sites, is qualified or authorized to transact business and is in good standing in each other jurisdiction in which it is doing business, except where failure to be qualified or be in good standing would not have a material adverse effect on the business of the Company, and has the corporate power to enter into this Agreement, to perform its obligations hereunder and to conduct its business as currently conducted. The execution, delivery and performance of this Agreement and the transactions contemplated hereby by the Company and by the Dabbs will not (i) conflict with or violate the provisions of any applicable law (including, without limitation, any bulk sales laws), rule or order of the Company's Articles or Certificate of Incorporation, by-laws and any other organizational or governing documents of the Company, (ii) conflict with or constitute a default under any agreement or contract by which the Company or Dabbs are bound or (iii) require the consent or approval of, or filing with, any governmental body or third party except as set forth on Exhibit C-5. The execution, delivery and performance by the Company of this Agreement has been authorized and approved by all requisite corporate action on the part of the Company. As of the date hereof, Optimum is the sole beneficial or record owner of all of the issued and outstanding shares of capital stock of the Company and owns the number of shares of such stock set forth opposite its name on Exhibit A. Also set forth on Exhibit A is the total number and type of outstanding shares of capital stock of the Company. Set forth on Exhibit B is a list of officers and directors of the Company, all trade names used by the Company and all jurisdictions in which the Company is doing business. As the sole shareholder of the Company, Optimum has approved this Agreement and the consummation of the transactions contemplated hereby and the authorized officers of the Company named on Exhibit A are jointly and severally authorized and empowered by the Company to execute and deliver this Agreement in the name and on behalf of the Company.

            (B) Purchased Assets. (i) All vendor and customer contracts, confidentiality agreements, purchase and sales orders, powers of attorney, undertakings, commitments and other agreements to which the Company is a party and which relate in any manner to the Business and/or the relationship between the Company and the Customers (hereinafter defined), whether written or oral shall be referred to herein collectively as the "Business Agreements". The Company has delivered to Buyer, on or before the Closing Date, true and correct copies of all written Business Agreements. Attached hereto as Exhibit C-1 are true and correct copies of the only forms of agreements which have been entered into between the Company and its Customers concerning the Business. Also attached as part of Exhibit C-1 is a schedule stating the approximate number of each of those agreements which are in force and effect as of the Closing Date. Annexed as Exhibit C-2 are summaries of all oral Business Agreements and all Business Agreements between the Company and vendors and service providers, as well as a list of suppliers, concerning the Business. Listed on Exhibit C-3 is a description of each and every real estate, equipment and personal property lease (collectively, the "Leases") to which the Company is a party and which relates to the Business. The Leases are also included within the definition of

Business Agreements as said term is used herein. Neither the Company, nor, to the knowledge of the Company and Dabbs, any other party, is in default under any Business Agreement and no other party to any Business Agreement has made any claim or given the Company notice of any dispute under any Business Agreement, except as set forth on Exhibit C-4. Each Business Agreement is in full force and effect and the Company has the right to assign the Business Agreements and the Company has obtained all required consents to the assignment and transfer thereof, except as set forth on Exhibit C-5. The Company is not the owner or lessee of any motor vehicles which are used in the Business. The Company does not own or lease any interest in any real property, or lease any equipment used in the Business, except as expressly stated on Exhibit C-3.

                  (ii) All of the outstanding accounts, notes and other receivables of the Company relating to the Business, including, without limitation, the outstanding accounts receivable and all unbilled fees for services rendered or products sold prior to the Closing Date (including the name, address and contact at the account) of the Company relating to the Business as of the Closing Date shall be referred to herein collectively as the "Accounts Receivable". Attached hereto as Exhibit D-1 is a true and correct aged list of all of the Accounts Receivable as of March 28, 1998. The Accounts Receivable are valid and arose in the ordinary course of the Business. Also stated on Exhibit D-2 is the amount of cash on hand owned by the Company as of the Closing Date ("Cash").

                  (iii) All of the tangible assets of the Company used in the Business, including, without limitation, all machinery, office and other equipment, furniture, computers and related equipment, business machines, telephones and telephone systems, parts and accessories, telephone numbers, facsimile numbers and Internet domain addresses presently utilized by the Company in the Business, shall be referred to herein collectively as the "Tangible Assets". Attached hereto as Exhibit E is a true and correct list or description of the material Tangible Assets. As of the Closing Date, each of the Tangible Assets is in good and operable condition, reasonable wear and tear excepted.

                  (iv) All patents, trademarks, service marks, logos, designs, formulations, copyrights and other trade rights and all registrations and applications therefor, all trade secrets, technology or processes, and all computer programs, data bases and software documentation owned or used by the Company in the Business, other than off-the-shelf software licensed by the Company, shall be referred to herein collectively as the "Intellectual Property." Attached hereto as Exhibit F is a true and correct copy of all of the Intellectual Property. Such exhibit also indicates which of such items have been patented or registered or are in the process of application for same. The Company has taken all necessary and reasonable actions to protect its rights in Intellectual Property owned by it and to the knowledge of the Company, is not infringing on the rights of any third parties to Intellectual Property used, but not owned by, the Company. Included among the Intellectual Property, among other things, are all trade names utilized by the Company in the Business, including those trade names listed on Exhibit B. On the Closing Date, the Company will deliver to Buyer a Certificate of Amendment of the Company's

Articles or Certificate of Incorporation ("Certificate of Amendment") changing its corporate name so as to delete the words"Clever Computers" and will cause the same to be duly filed with the Secretary of State's Office for the State of Georgia within ten days from the Closing Date. Promptly after such filing, the Company will deliver proof of said filing to Buyer. The Company has valid and fully-paid licenses for all off-the-shelf software used by the Company in its operation of the Business.

                  (v) The Company will deliver at the Closing a true and complete copy of the Company's customer list as of the Closing Date relating to the Business which includes, in the case of each customer, the name of the customer, its billing and domain addresses, identity and contact information of each relevant contact person and a statement of the monthly or annual (as indicated) service charges relating to such customer (the "Customer List"). All customers of the Company relating to the Business, including without limitation, those customers included on the Customer List, together with the good will and business opportunities of the Company as it relates to the Business shall be referred to herein as the "Customers." Buyer acknowledges that a substantial number of the Company's customers relating to the Business are resellers of Internet services to other customers. The customers of such resellers are not intended to and shall not be included in the term "Customers" for purposes of this Agreement.

                  (vi) As used herein, the term "Purchased Assets" shall be defined as all classes of assets of the Company as shown on the Company's certified financial statement as of December 31, 1997 (annexed as Exhibit H) (excluding, however, the organizational costs of the Company and any prepaid or deferred income taxes), the Business Agreements, the Accounts Receivable, the Cash, the Tangible Assets, the Intellectual Property, the Customers and all other assets of the Company used in connection with the operation of the Business, wherever located, tangible or intangible, including without limitation, all rights the Company may have under any insurance policies relating to the Purchased Assets, excluding, however, the assets listed on Exhibit M (the "Excluded Assets"). The Purchased Assets are not subject to (i) any lien or encumbrance of any character whatsoever except as set forth on Exhibit N or (ii) any adverse claims by any third parties. At the Closing upon consummation of the transactions contemplated by this Agreement, Buyer will receive good and marketable title to the Purchased Assets, free and clear of all liens and encumbrances of any character whatsoever, with the exception of the Business Agreements which Buyer shall receive all of the Company's right, title and interest in, and which shall be valid, binding and in full force and effect, with no existing defaults, claims or setoffs. Notwithstanding the foregoing, promptly after the Closing Date, Seller shall deliver the balance, if any, of the Cash after all payables and accrued and other expenses set forth on the Schedule annexed to Exhibit D-2 have been paid therefrom.

                  (vii) The Company and Dabbs reasonably expect that the business represented by the Business Agreements will continue after the date hereof. The Company and Dabbs have no actual knowledge that any customers included on the Customer List, other than those listed on Exhibit G, intend to terminate or reduce the amount of business they presently do with the Company, and they have no knowledge of any state of facts which would lead them to believe that a substantial number of the customers included on the Customer List will terminate their relationship with the Company or significantly reduce the amount of business they presently do with the Company.

            (C) Financial Statements. The Company has delivered to the Buyer copies of the Company's audited financial statements for the last fiscal year of the Company ended December 31, 1997, and unaudited financial statements for the fiscal years of the Company ended 1995 and 1996, respectively. Attached hereto as Exhibit H is a certified audited balance sheet and profit and loss statement for the fiscal year ended December 31,1997 and unaudited financial statements for each of the months ending January 31, 1998, February 28, 1998 and March 31, 1998, all of which reflect the assets, liabilities, net worth, profit and loss, and cash flow of the Company with respect to the Business. The Company and Dabbs represent and warrant that the financial statements for the fiscal years of the Company ended December 31, 1995 and 1996, respectively, while unaudited are auditable. All financial statements referred to herein are complete and correct in all material respects, present fairly the financial condition and results of operations of the Company as at the dates of such statements and with respect to the audited financial statements referred to above for the fiscal year of the Company ended December 31, 1997 only, have been prepared in accordance with generally accepted accounting principles. The books of account and records of the Company have been maintained in accordance with good business practice and reflect fairly all properties, assets, liabilities and transactions of the Company. Except as set forth on Exhibit I the Company has no bad debts as of the Closing Date. Since the last day of the Company's last fiscal year, there has been no material adverse change in the Business. Since February 28, 1998, the Company has had no loss in net monthly recurring revenue from the Business.

            (D) Assumed Liabilities. The Buyer shall not be liable for and is not assuming any liabilities of the Company whatsoever, whether related or unrelated to the Purchased Assets, or whether arising under the Business Agreement or otherwise, unless specifically listed on Exhibit J hereto (the "Assumed Liabilities"). The Company and Dabbs understand and agree that the Buyer is not assuming any liabilities of Optimum or Dabbs whatsoever, except that Buyer agrees to indemnify and hold Dabbs harmless from and against any liabilities arising under the equipment leases listed on Schedule C-3. The Company has no outstanding loans of any kind and neither Optimum nor Dabbs has personally guaranteed any obligations of the Company except certain equipment leases as noted on Exhibit C.

            (E) Existing Employment Arrangements. Except as set forth on Exhibit K the Company has no employment agreements, labor or collective bargaining agreements or employee benefit or welfare plans. All vacation pay, if any, due to employees of the Company has been fully paid by the Company. No employees of the Company are entitled to any sick pay. The Company has no retirement plans. The Company is not aware of any strikes, job actions or other labor disputes affecting its employees. Also set forth on Exhibit K is a true and complete list of all employees of the Company employed in connection with the Business, which list provides, among other things, the name, title, job description and salary information concerning each employee.

            (F) Claims, Litigation, Disclosure. There is no claim, litigation, tax audit, proceeding or investigation pending or, to the Company's or Dabbs' knowledge, threatened against the Company or Dabbs, with respect to the Business or any of the Purchased Assets of the Company (including, without limitation, any claims of infringement or actions of opposition with respect to Intellectual Property).

            (G) Taxes. Except as specifically set forth on Exhibit I (the "Tax Liabilities"), the Company has correctly prepared and timely filed all Federal, state and local tax returns, estimates and reports, and paid all such taxes as and when due. For purposes of this paragraph, taxes shall mean all taxes, charges, fees, levies or other assessments of any kind whatsoever (including, without limitation, income, franchise, sales, use and withholding taxes). On or before the Closing, the Company shall pay off and satisfy any of the Tax Liabilities which are then due and payable and provide Buyer with evidence thereof in form satisfactory to Buyer and its counsel.

            (H) No Other Agreements to Sell Assets or Business. Other than as listed on Exhibit N, neither the Company nor Dabbs are parties to any existing agreement which obligates the Company to sell to any other person or firm the Purchased Assets (other than sales in the ordinary course of business), to issue or sell any capital stock or any security convertible into or exchangeable for capital stock of the Company or to effect any merger, consolidation or other reorganization of the Company or to enter into any agreement with respect thereto.

            (I) Certificate of Incorporation and By-laws; Resolutions; Incumbency Certificate. Attached hereto as Exhibit L are copies of (i) the Company's Articles or Certificate of Incorporation or other organizational or governing documents of the Company certified as of a date within 60 days from the Closing Date by the Secretary of State or such other governmental office of such State, (ii) a "good standing" or comparable certificate regarding the Company issued as of a recent date by the Secretary of State of the State of the Company's incorporation and each state in which the Company is qualified to do business, showing the Company to be in good standing in each of those States (if generally available in such States) and (iii) the By-laws of the Company, if any (certified as of the date hereof by the secretary or other similar responsible officer of the Company), which copies are complete and correct as of the date hereof. Also attached as part of Exhibit L are true and correct copies of the resolutions or minutes of the Board of Directors and shareholders of the Company, in each case, approving this Agreement and all of the transactions contemplated hereby. All such resolutions or minutes have not been amended, rescinded or modified and are in full force and effect on the date hereof. In addition, Exhibit L contains a certificate executed by the President and Secretary of the Company (or two other responsible officers of the Company) certifying the incumbency and sample signature of each of the officers and executives of the Company.

            (J) No Brokers. The only brokers, leasing agents, finders or similar persons or entities with whom the Company or Dabbs has made contact or had any dealings with or entered into any agreement, arrangement or understanding with concerning this Agreement and to whom the Company and/or Dabbs is responsible to pay a finder's fee, brokerage commission or similar payment to are the parties listed in item 6 on Exhibit A and the Company and Dabbs shall be solely responsible for the payment of same.

            (K) Environmental Compliance. (i) The Company and Dabbs, or either of them, have not been notified and neither of them knows or suspects that the Company or any operator of the Company's properties is in violation, or alleged to be in violation, or is aware that it is in violation, of any federal, state or local judgment, decree, order, consent agreement, law (including common law), license, rule or regulation pertaining to environmental health or safety matters, including without limitation those arising under the Resource Conservation and Recovery Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, as amended, Water Act, as amended, the Federal Clean Air Act, as amended, the Toxic Substances Control Act, or any state or local analogue (hereinafter "Environmental Laws"), which violation would have a material adverse effect on the business, assets or financial condition of the Company.

                  (ii) The Company and Dabbs, or either of them, have not received a notice, complaint, order, directive, claim or citation from any third party, including without limitation any federal, state or local governmental authority, indicating or alleging that the Company or any predecessor may have any liability or obligation under any Environmental Law.

                  (iii) To the extent such activity would have a material adverse effect on the business, assets or financial condition of the Company:
(A) to the actual knowledge of the Company and Dabbs, or either of them, no portion of the property of the Company has been used by any person for the generation, handling, processing, treatment, storage or disposal of Hazardous Materials except in accordance with applicable Environmental Laws; (B) to the actual knowledge of the Company and Dabbs, or either of them, no underground tank or other underground storage receptacle for Hazardous Materials, asbestos-containing materials or polychlorinated biphenyls are located on any portion of any location occupied by the Company each of which is listed as a Site on Exhibit A; (C) in the course of any activities conducted by the Company or its invitees, agents, contractors, licensees or employees in connection with the Business of the Company, no Hazardous Materials have been generated or are being used except in accordance with applicable Environmental Laws; and (D) to the actual knowledge of the Company and Dabbs, or either of them, there have been no releases (i.e., any past or present releasing, spilling, leaking, leaching, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Materials on, upon, into or from the property currently or formerly owned, operated or leased by the Company, which releases would have a material adverse effect on the value of any of the property or adjacent properties or the environment.

                  (iv) The execution, delivery and performance of this Agreement is not subject to any Environmental Laws which condition, restrict or prohibit the sale, lease or other transfer of property or operations, including, without limitation, any so-called "environmental cleanup responsibility acts" or requirements for the transfer of permits, approvals, or licenses. There have been no environmentally related audits, studies, reports, analyses (including soil and groundwater analyses), or investigations of any kind performed by or at the request of the Company or Dabbs with respect to the currently or previously owned, leased, or operated properties of the Company.

            For purposes of this Section, "Hazardous Material" shall mean any hazardous waste, as defined by 42 U.S.C. ' 6903(5), any hazardous substances or wastes as defined by 42 U.S.C. ' 9601(14), any pollutant or contaminant as defined by 42 U.S.C. ' 9601(33) or any toxic substances or wastes, oil or hazardous materials or other chemicals or substances regulated by any public or governmental authority.

            (L) Year 2000. All hardware and software products owned by the Company and used in the administration and the business operations of the Company will be able to accurately process date data (including, but not limited to calculating, comparing and sequencing) from the twentieth century (through the year 1999) into, between and through the year 2000, including leap year calculations, when used in accordance with the product documentation accompanying such hardware and software products.

            (M) Purchased Net Worth. The value of the Purchased Assets less the Assumed Liabilities ("Purchased Net Worth") as of the Closing Date will not be less than the Purchased Net Worth as of December 31, 1997 as the same is reflected on the Company's certified financial statement for said period annexed hereto as Exhibit H.

            Section 2. Representations of the Buyer. Buyer represents and warrants to the Company and Dabbs as follows.

            (A) Corporate Matters; No Conflict. Buyer is a wholly owned subsidiary of Sage Networks, Inc. ("Parent"). Each of the Buyer and Parent is duly incorporated and validly existing in good standing under the laws of the State of Delaware, is in good standing in each other jurisdiction in which it is doing business, except where failure to be in good standing would not have a material adverse effect on the business of Buyer or Parent, and has the corporate power to enter into this Agreement (and as to the Parent only, the Employment Agreement (hereinafter defined)), to perform its obligations hereunder (and as to the Parent only, the Employment Agreement) and to conduct its business as currently conducted. The execution, delivery and performance of this Agreement (and as to the Parent only, the Employment Agreement) and the transactions contemplated hereby (and thereby) by the Buyer and Parent, respectively, will not (a) conflict with or violate the provisions of any applicable law, rule or order or the Buyer's or the Parent's respective Certificate of Incorporation or by-laws, (b) conflict with or constitute a default under any agreement or contract by which the Buyer or Parent is bound or (c) require the consent or approval of, or filing with, any governmental body or third party. The execution, delivery and performance by the Buyer of this Agreement (and Parent to the extent as set forth in Article II, Section 2, Paragraph (E) herein) has been authorized and approved by all requisite corporate action on the part of the Buyer and Parent.

            (B) No Brokers. The only broker, leasing agent, finder or similar person or entity with whom the Buyer or Parent has made contact or had any dealings with or entered into any agreement, arrangement or understanding with concerning this Agreement and to whom the Buyer and/or the Parent is responsible to pay a finder's fee, brokerage commission or similar payment to is the party listed in item 7 on Exhibit A and the Buyer and Parent shall be solely responsible for the payment of same.

            (C) Claims, Litigation, Disclosure. There is no claim, litigation, tax audit, proceeding or investigation pending or threatened against the Buyer or Parent.

            (D) Certificate of Incorporation and By-laws; Resolutions; Incumbency Certificate. Attached hereto as Exhibit O are copies of (i) the Buyer's Articles or Certificate of Incorporation, and any amendments thereto, certified as of a recent date by the Secretary of State of the State of Delaware, and (ii) the By-laws of the Buyer (certified as of the date hereof by the secretary or other similar responsible officer of the Buyer), which copies are complete and correct as of the date hereof. Also attached as part of Exhibit O are true and correct copies of the resolutions or minutes of the Board of Directors and shareholders of the Buyer and the Board of Directors of the Parent, approving this Agreement (and with respect to the Parent only, the Employment Agreement) and all of the transactions contemplated hereby (and thereby). All such resolutions or minutes have not been amended, rescinded or modified and are in full force and effect on the date hereof. In addition, Exhibit O contains certificates executed by a responsible officer of the Buyer and Parent certifying the incumbency and sample signature of the officer executing this Agreement on behalf of the Buyer and the Parent, respectively.

            Section 3. Representations of the Company and Optimum. The following agreements, representations and warranties are made by the Company and Optimum, jointly and severally to the Buyer.

            (A) Corporate Matters; No Conflict. Optimum is duly formed, organized or incorporated and is validly existing in good standing under the laws the State of Georgia, is in good standing in the State of Georgia and each other jurisdiction in which it is doing business, except where failure to be qualified or be in good standing would not have a material adverse effect on the business of Optimum, and has the corporate power to enter into this Agreement, to perform its obligations hereunder and to conduct its business as currently conducted. The execution, delivery and performance of this Agreement and the transactions contemplated hereby by Optimum will not (i) conflict with or violate the provisions of any applicable law (including, without limitation, any bulk sales laws), rule or order of Optimum's Articles or Certificate of

Incorporation, by-laws and any other organizational or governing documents of Optimum, (ii) conflict with or constitute a default under any agreement or contract by which Optimum is bound or (iii) require the consent or approval of, or filing with, any governmental body or third party. The execution, delivery and performance by the Company and Optimum of this Agreement has been authorized and approved by all requisite corporate action on the part of the Company and Optimum. As of the date hereof, Optimum is the sole beneficial or record owner of all of the issued and outstanding shares of capital stock of the Company. As the sole shareholder of the Company, Optimum has approved this Agreement and the consummation of the transactions contemplated hereby.

            (B) Claims, Litigation, Disclosure. There is no claim, litigation, tax audit, proceeding or investigation pending or, to Optimum's knowledge, threatened against the Optimum.

            (C) No Other Agreements to Sell Assets or Business. Optimum is not a party to any existing agreement which obligates the Company and/or Optimum to sell to any other person or firm the Purchased Assets (other than sales in the ordinary course of business), to issue or sell any capital stock or any security convertible into or exchangeable for capital stock of the Company or to effect any merger, consolidation or other reorganization of the Company or to enter into any agreement with respect thereto.

            (D) Certificate of Incorporation and By-laws; Resolutions; Incumbency Certificate. Attached hereto as Exhibit L-1 are copies of (i) Optimum's Articles or Certificate of Incorporation or other organizational or governing documents of Optimum certified as of a date within 30 days from the Closing Date by the Secretary of State of the State of Georgia or such other governmental office of such State, (ii) a "good standing" or comparable certificate regarding Optimum issued as of a recent date by the Secretary of State of the State of Georgia showing the Company to be in good standing in such State and (iii) the By-laws of Optimum, if any (certified as of the date hereof by the secretary or other similar responsible officer of Optimum), which copies are complete and correct as of the date hereof. Also attached as part of Exhibit L-1 are true and correct copies of the resolutions or minutes of the Board of Directors and shareholders of Optimum, in each case, approving this Agreement and all of obligations of Optimum stated herein. All such resolutions or minutes have not been amended, rescinded or modified and are in full force and effect on the date hereof. In addition, Exhibit L-1 contains a certificate executed by the President and Secretary of the Optimum (or two other responsible officers of Optimum) certifying the incumbency and sample signature of each of the officers and executives of Optimum.

            (E) No Brokers. The only broker, leasing agent, finder or similar person or entity with whom the Company or Optimum has made contact or had any dealings with or entered into any agreement, arrangement or understanding with concerning this Agreement and to whom the Company is responsible to pay a finder's fee, brokerage commission or similar payment to is the parties listed in item 6 on Exhibit A.

                                   ARTICLE II.

               CERTAIN COVENANTS OF THE COMPANY, DABBS AND OPTIMUM

            Section 1. Non-competition; non-solicitation.

            (A) For a period ending on the second anniversary of the Closing Date, the Company will not engage in any capacity in an Internet Web hosting business substantially similar to or in competition with the Business that is located or does business in any state in the United States except as an officer, director, shareholder or employee of Buyer, Parent or their respective affiliates. The Company and Dabbs each understands that pursuant to this Agreement they have received confidential and proprietary information of Buyer, Parent and their respective affiliates, including, without limitation, customer lists and other trade secrets. Neither the Company (including its shareholders, officers and directors) nor Dabbs, shall at any time, either before or after the Closing Date, disclose to any third party any such confidential or proprietary information of Buyer or make use of any of such information except in evaluating entering into this Agreement. In connection with such evaluation, the Company and Dabbs may disclose such proprietary information to its legal and financial consultants on a need to know basis on the condition that those consultants are similarly prohibited from further disclosing such information as provided herein. The Company and Dabbs, and each of them, expressly acknowledges, understands and agrees (i) that remedies at law for any breach of this Article II, Section 1 will be inadequate, (ii) that the damages resulting from such breach are not readily susceptible to measurement in monetary terms and (iii) that Buyer and/or Parent shall be entitled to immediate injunctive relief and may obtain temporary and permanent orders restraining any threatened or further breach of this Article II, Section 1 by the Company and/or Dabbs. The Company and Dabbs have each been advised by their respective counsel with respect to the meaning and effect of this Article II, Section 1.

            (B) For a period ending two years after the Closing Date, the Company, unless acting with the express written consent of the Buyer or Parent, will not directly or indirectly, solicit or endeavor to entice away:

                  (i) any person who was an employee, subcontractor or
            consultant of the Company, the Buyer, the Parent or any of their affiliates during the 12 months immediately preceding the date of such solicitation, interference or endeavor,

                  (ii) with respect to any Internet Web hosting business
            substantially similar to or in competition with the Business in which the Company, Buyer or Parent, or any of their affiliates is or has been engaged after the date of this Agreement, any person or entity who was a customer or client of the Company or of the Buyer or of the Parent (with whom the Company and Dabbs, or either of them, have had business contact) or any person or entity who requested or received a proposal from Buyer, Parent, the Company and Dabbs, or any of them (if any of the Buyer,

            Parent, the Company or Dabbs has had business contact with such person or entity or expended efforts in the preparation of any such proposal).

      Section 2. Survival of Representations and Warranties; Indemnification.

            (A) The representations and warranties of the parties herein contained shall survive the closing of the purchase contemplated by this Agreement, notwithstanding any investigation at any time made by or on behalf of the other party, provided that any claims for indemnification in accordance with
Article II, Section 2 below with respect to any representation or warranty must be made (and will be null and void unless made) on or before the date twenty-four months following the Closing Date (except in the case of representations contained in Paragraphs (B)(vi), (G), (J) and (K) of Article I,
Section 1 hereof, which must be made within six months following the expiration of the applicable statute of limitations.

            (B) The Company and Dabbs, jointly and severally (except that Dabbs shall have no liability with respect to representations and warranties made in
Section 3 of Article I), hereby agree to indemnify and hold Buyer, Parent, and their respective officers, directors, stockholders, affiliates, employees, representatives and other agents harmless from and against any and all claims, liabilities, losses, damages or injuries, together with costs and expenses, including reasonable legal fees, arising out of or resulting from (i) any breach, misrepresentation or material omission of the representations and warranties made by the Company and Dabbs in this Agreement, (ii) any breach in any material respect by the Company and Dabbs, or either of them, unless waived in writing by the Buyer, of any covenant or agreement contained in or arising out of this Agreement, or any other agreement delivered in connection herewith on the Closing Date to which the Company is a party, (iii) the Business conducted by the Company prior to the Closing Date, (iv) any and all liabilities of the Company, other than the Assumed Liabilities, and (v) any failure by Dabbs or the Company to comply with any provisions of the bulk sales or similar laws of any jurisdiction which are applicable to this Agreement or the transactions contemplated hereby.

            (C) Notwithstanding anything to the contrary set forth above or elsewhere in this Agreement, and except with respect to claims arising from, or damages suffered by Buyer in connection with, a breach of the representations contained in Paragraphs (B) (vi), (G), (J) and (K) of Article I, Section 1 hereof which are addressed below, the Company, Dabbs and Optimum in the aggregate shall not have any obligation to indemnify Buyer for, nor pay to Buyer, any amount for any claims or causes of action arising under this Agreement that would cause the aggregate amounts theretofore paid or to be paid by them to exceed the Aggregate Ceiling (as defined below), after which point neither the Company, Dabbs nor Optimum will have any further obligation to indemnify Buyer. For claims made prior to the first anniversary of the Closing Date, the Aggregate Ceiling shall be $2,500,000. For claims made on or after the first anniversary of the Closing Date and prior to the second anniversary of the Closing Date, the Aggregate Ceiling shall be reduced to $1,250,000 minus fifty (50%) percent of the amounts paid to Buyer with respect to all claims made by Buyer in the first year following the Closing Date, provided that if fifty (50%) of the amounts paid to Buyer on claims made in such first year equal or exceed $1,250,000 in the aggregate, then the Aggregate Ceiling for the second year shall be $0. A claim shall be deemed to be made under this Agreement when written notice thereof (describing the claim in reasonable detail and specificity) is received by the party to whom a claim is made against. The joint and several indemnification obligations of the Company and Dabbs for breaches of the representations contained in Paragraphs
(B) (vi), (G), (J) and (K) of Article I, Section 1 hereof shall not exceed $2,500,000 in the aggregate. Notwithstanding anything to the contrary contained in this Agreement, the total monetary liability of the Company, Dabbs and Optimum for any claims or causes of action arising under or in connection with this Agreement, shall not exceed $2,500,000 in the aggregate.

            (D) Buyer hereby agrees to indemnify and hold the Company and Dabbs harmless from and against any and all claims, liabilities, losses, damages or injuries, together with costs and expenses, including reasonable legal fees, arising out of or resulting from (i) any breach, misrepresentation or material omission in the representations and warranties made by the Buyer in this Agreement, (ii) any breach in any material respect by Buyer, unless waived in writing by the Company, of any covenant or agreement of Buyer contained in or arising out of this Agreement, or (iii) the Business as conducted by Buyer, after the Closing Date.

            (E) By joining in the execution of this Agreement, Parent, jointly and severally with Buyer, hereby agrees to indemnify and hold the Company and Dabbs harmless from and against any and all claims, liabilities, losses, damages or injuries, together with costs and expenses, including reasonable legal fees, arising out of or resulting from any breach, misrepresentation or material omission in the representations and warranties made by Buyer in this Agreement and the failure of Buyer to perform any covenant of or agreement in this Agreement.

            (F) By joining in the execution of this Agreement, Optimum, jointly and severally with the Company, hereby agrees to indemnify and hold the Buyer and Parent harmless from and against any and all claims, liabilities, losses, damages or injuries, together with costs and expenses, including reasonable legal fees, arising out of or resulting from any breach, misrepresentation or material omission of the representations and warranties made by Optimum in
Article I, Section 3 of this Agreement.

            (G) Each party shall retain its own counsel and defend itself, subject to being reimbursed by the indemnifying party for reasonable legal fees and expenses pursuant to Article II, Section 2 (whether such legal fees and expenses are incurred in connection with an action among the parties hereto or with third parties or otherwise). The indemnified party agrees to give the indemnifying party prompt written notice of any claim, demand, action, suit, proceeding or discovery of fact upon which the indemnified party intends to base a claim for indemnification ("Claim") under this Section 2. With respect to any issue involved in any such Claim, the indemnifying party shall have the sole right to defend, settle or otherwise dispose of such Claim on such terms as the indemnifying party, in its reasonable judgment, shall deem appropriate, provided that such terms do not result in any expense to the indemnified party. In addition, the parties agree to cooperate in any defense or settlement and to give each other full access to all information relevant thereto.

            (H) On the Closing Date, $500,000 of the Purchase Price (the "Escrowed Amount") shall be paid to the escrow agent listed on Exhibit A (the "Escrow Agent") to be held in escrow in accordance with the terms of an escrow agreement to be entered into between the parties (the "Escrow Agreement") on or prior to the Closing Date. The Escrowed Amount will be held in escrow by the Escrow Agent as security for any indemnification obligation of the Company, Dabbs and Optimum, or any of them, to Buyer pursuant to the terms of Article II,
Section 2, Paragraphs (B) and/or (F) of this Agreement. The Escrowed Amount does not constitute a limit on the liability of the Company, Dabbs and/or Optimum to Buyer hereunder, it being understood that indemnity claims by Buyer pursuant to said Paragraph (B) and/or (F) shall be satisfied first by the reduction of the Escrowed Amount until the termination of the Escrow Agreement and thereafter by the Company and Dabbs, jointly and severally, or the Company and Optimum, jointly and severally, as the case may be, subject, however, to the terms of
Article II, Section 2, Paragraph (C) of this Agreement. The Escrowed Amount shall be held by the Escrow Agent pursuant to the terms of the Escrow Agreement which shall be agreed upon and entered into by the Escrow Agent, the Company, Dabbs and Buyer on or before the Closing Date. Among other things, the Escrow Agreement will provide that on the date one year following the Closing Date, the Escrow Agent shall pay to the Company or its designee such amount of the Escrow Amount then remaining, if any, as has not previously been applied pursuant to the terms of said Escrow Agreement, unless an indemnification claim by Buyer against the Company and/or Dabbs is then pending.

                                   ARTICLE III

                        CLOSING AND DELIVERIES AT CLOSING

            Section 1. Closing. The closing of the purchase and sale of the transaction contemplated herein shall take place on April 7, 1998 (the "Closing"), at the offices of Buyer's counsel, Spitzer & Feldman P.C. located at 405 Park Avenue, 6th Floor, New York, New York at 10:00 a.m. The deliveries described in Section 2 and 3 of this Article III will take place at the Closing.

            Section 2. Deliveries by the Company and Dabbs. On the Closing Date, the Company and Dabbs will deliver, or cause to be delivered, to the Buyer the following:

            (A) Such instruments of transfer or conveyance executed by the Company, and

Dabbs where applicable, as Buyer may reasonably request in order to convey and transfer to Buyer good and marketable title to all of the Purchased Assets, free and clear of all liens, claims, encumbrances and other charges, including, without limitation, a Bill of Sale.

            (B) Physical delivery of all Tangible Assets by having them available at one of the two Sites listed on Exhibit A. Any and all warranties, manuals, instructions, and other literature in the Company's and Dabbs', or either of their, possession relating to the ownership or operation of the Tangible Assets. In addition, such notices to telephone companies and others required to transfer the Company's telephone and facsimile numbers, and domain addresses, used in the Business to Buyer.

            (C) Physical delivery of all original or certified copies of documentation concerning the Intellectual Property in the Company's or Dabbs' possession, including, without limitation, registrations and applications of any patents, trademarks or service marks, original artwork, data bases, computer programs and software.

            (D) Such instruments of assignment and assumption executed by the Company, as the parties hereto reasonably may determine necessary to effectuate the assignment to Buyer of the Business Agreements and assumption by Buyer of the Assumed Liabilities.

            (E) The legal opinions of counsel to the Company and Optimum, each in a form acceptable to Buyer and its counsel.

            (F) Evidence in form satisfactory to Buyer and its counsel that the Tax Liabilities, if any, have been paid off and satisfied.

            (G) The Escrow Agreement duly executed by the Company.

            (H) A copy of the Certificate of Amendment duly executed by the President and Secretary of the Company which is to be filed in the Secretary of State's Office for the State of Georgia pursuant to Article I, Section 1, Paragraph (B) (iv) hereof.

            (I) The Company and Dabbs shall use their reasonable best efforts to deliver a Non-Disclosure and Intellectual Property Agreement in a form to be provided by Buyer prior to the Closing, executed by each employee of the Company who will be employed by Buyer or its affiliate after the Closing in form satisfactory to Buyer.

            (J) Notices of separation or similar termination notices as required by the Georgia Department of Labor to all employees of the Company employed in connection with Business, will be delivered to the employees promptly after the Closing.

            (K) Employment Agreement between Dabbs and Parent (the "Employment Agreement") executed by Dabbs.

            (L) Keys to all entrances and possession of the Sites listed on Exhibit A.

            (M) Physical delivery of all books of accounts and records of the Business maintained by the Company . In lieu of the foregoing, the Company may deliver such books and records to its accountants, BSC&E, CPA's, with offices located at 750 Hammond Drive, Bldg. 3, Atlanta, Georgia 30328 (Tel:
404-256-3830), Attention: James A. Ellison, who will act as the custodian thereof pursuant to the terms of an agreement to be entered into by the Company, Buyer and said custodian, which agreement shall provide, among other things, that such books and records shall be retained by said custodian until December 31, 2001, during which time, the Buyer and Parent shall be permitted unlimited access thereto for examination and copying, at reasonable times upon request.

            (N) Such notice or notices as Buyer, the Company and Dabbs may agree upon in order to notify the customers included on the Customer List that the Business has been sold to Buyer.

            (O) All Cash remaining, if any, after payables and accrued expenses set forth on Schedule D-2 are paid therefrom, said amount to be paid to Buyer promptly after Closing, together with a written reconciliation of such Cash and disbursements.

            Section 3. Deliveries by the Buyer.

            On the Closing Date, the Buyer will deliver, or cause to be delivered, to the Company and Dabbs the following:

            (A) The Purchase Price by cash, or certified or official bank check payable to the order of the Company, or by wire transfer of federal funds to the account of the Company, as the Company and Dabbs shall direct in writing on or before the Closing Date; provided, however, Buyer may, upon written agreement of all parties hereto, deduct from the Purchase Price and pay directly amounts due any creditor of the Company, including, without limitation, the Tax Liabilities (but excluding any amounts due for any of the Assumed Liabilities), in which event, evidence of such payment shall be presented at the Closing.

            (B) Such instruments of assignment and assumption executed by the Buyer, as the parties hereto reasonably may determine necessary to effectuate the assignment to the Buyer of the Business Agreements and the assumption by Buyer of the Assumed Liabilities.

            (C) The Escrow Agreement duly executed by the Buyer and the Escrow Agent.

            (D) The Employment Agreement executed by Parent.

            (E) The legal opinion of counsel to the Buyer and Parent, in a form acceptable to the Company and its counsel.

            (F) Payment in the form of a check made payable to the Company for fifty (50%) of expenses paid by the Company to its landlords of the two Sites listed on Exhibit A, or such landlords' respective attorneys or agents, in connection with obtaining each of the Landlord's consent to the assignment to Buyer of the respective real estate leases concerning such Sites.

            (G) On or within thirty (30) days after the Closing Date, Buyer will deliver to the Company a copy of a Certificate of Authority for the Buyer and Parent, with proof of filing with the Secretary of State for the State of Georgia if the same are required by law for the Buyer and/or Parent.

                                   ARTICLE IV

                          OBLIGATIONS FOLLOWING CLOSING

            Section 1. Further Cooperation. The Company and Dabbs will, at any time and from time to time after the Closing Date, execute and deliver such further instruments of conveyance, transfer and license, and take such additional actions as Buyer, Parent or its successor and/or assigns, may reasonably request, to effect, consummate, confirm or evidence the transfer to Buyer of the Purchased Assets pursuant to this Agreement.

            Section 2. Transition Assistance and Adjustments.

            (A) The Company shall reasonably cooperate and provide assistance to the Buyer as shall be reasonably appropriate during the transition of the Business and the Purchased Assets from the Company to the Buyer, or its successors and/or assigns, after the Closing Date. All assistance shall be made promptly when available after any request by Buyer. Buyer shall only reimburse the Company for reasonable out-of-pocket expenses incurred in rendering such assistance, but not for any time of any personnel.

            (B) The Company and Dabbs will reasonably cooperate with Buyer or Parent in notifying the customers included on the Customer List that the Business has been sold to Buyer, including, without limitation, executing any additional notices other than those described in Section 2. Paragraph (N) of this Article, which the Company, Dabbs and Buyer may agree upon.

            (C) The Company will forward to Buyer promptly upon receipt, any fees it receives after the Closing Date as payment for all or part of the Accounts Receivable or from customers of the Business arising from services provided or products sold either by the Company or by Buyer or its successors and/or assigns, on, prior to or after February 28, 1998.

            (D) Between February 28, 1998 and the Closing Date, the Company and Dabbs warrant and represent that they have not withdrawn, expended or applied any cash or other assets of the Company, except in the ordinary course of operations of the Business of the Company in accordance with past practices of the Company.

            (E) Following the Closing, the Company and Dabbs, or either of them, or any affiliate of the Company (as defined under federal securities laws), will not use the name "Clever Computer" or "Digital Landlord" or any confusingly similar name to either of said trade names in any trade or business, other than as an employee of Buyer or an affiliate of Buyer.

            (G) Following the Closing, the Company shall use its best efforts and Buyer will cooperate, in obtaining the written consent to assignment of the equipment leases listed on the Schedule annexed to Exhibit C-3 from the respective equipment lessors (each an "Equipment Lessor"), as well as the written consents of MCI and Goodnet to the assignment to Buyer of their respective service provider agreements listed in items 1 and 2 on Exhibit C-2. If any Equipment Lessor defaults the Company under its lease, or delivers written notice of such default to the Company, due to a failure by the Company to obtain prior consent to the assignment of such equipment lease to Buyer, then Buyer's sole obligation shall be to pay up to the payoff amount of the subject equipment lease as set forth on the Schedule annexed to Exhibit C-3, less any payments made under such lease(s) from and after the date hereof. With respect to the failure of the Company to obtain prior approval of the assignment of the MCI and Goodnet agreements, Buyer's sole obligation shall be to pay any termination fee to Goodnet which the Company may incur as a result thereof, limited to four months of service fees to Goodnet under their existing agreement described in Exhibit C-2.

                                    ARTICLE V

                                  MISCELLANEOUS

            Section 1. Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of Georgia. The parties hereto submit and consent to the exclusive jurisdiction of the state courts of the State of Georgia in the County of DeKalb and to the federal courts located in the State of Georgia and County of Fulton with respect to any legal actions relating to this Agreement, or any other agreements delivered in connection herewith, between the Company and Dabbs, or either of them, on the one hand, and the Buyer and/or Parent, on the other hand, and any transactions contemplated thereby.

            Section 2. Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

            Section 3. Confidentiality. The Company and Dabbs, and each of them, on the one hand, and the Buyer, on the other hand, each agree not to disclose or use any information acquired by it about the other party during the course of the negotiations of this Agreement and the transactions to which it relates which is confidential in nature or not otherwise generally available to the public without the prior written consent of such other party unless required to do so by applicable law or by order of a court of competent jurisdiction.

            Section 4. Amendments. This Agreement supersedes any prior contracts relating to the subject matter hereof between the Buyer, Parent, the Company and Dabbs. This Agreement cannot be changed, modified or amended and no provision or requirement hereof may be waived without the consent in writing of the parties hereto.

            Section 5. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Each provision of this Agreement shall be deemed to be the agreement of the parties hereto to the full extent that the power to enter into such provisions shall have been conferred on the parties by law.

            Section 6. Benefit; Assignment. This Agreement is binding upon and inures to the benefit of the parties, their successors and permitted assigns. This Agreement may not be assigned or the duties of the parties hereunder delegated to others without the prior written consent of all parties hereto, except that Buyer may assign its rights, duties and obligations hereunder to Parent or an affiliate of Buyer or Parent without the Company's and Dabbs' consent.

            Section 7. Construction. All exhibits annexed hereto are hereby incorporated herein by reference and made a part of this Agreement. Whenever used in this Agreement and the context so requires, the singular shall include the plural and the plural shall include the singular.

            Section 8. Imputed Knowledge. Anywhere in this Agreement where it refers to the "knowledge of" the Company, or words of similar import, the knowledge of Dabbs shall be imputed to be the knowledge of the Company. Anywhere in this Agreement where it refers to the "knowledge of" the Optimum, or words of similar import, the knowledge of John Lie-Nielsen, Optimum's sole shareholder, officer and director, shall be imputed to be the knowledge of the Optimum. Anywhere in this Agreement where it refers to the "knowledge of" the Buyer or the Parent, or words of similar import, the knowledge of Leonard J. Fassler shall be imputed to be the knowledge of the Buyer and the Parent, respectively.

                    [SIGNATURES APPEAR ON THE FOLLOWING PAGE]

      This signature page is attached to and made a part of that certain Asset Purchase Agreement made as of April 1, 1998 between the parties signing below.

      IN WITNESSETH WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                                          SAGE NETWORKS ACQUISITION CORP.


                                          By: /s/ Leonard J. Fassler
                                              ----------------------------------
                                                 Leonard J. Fassler, President



                                          CLEVER COMPUTERS, INC.


                                          By: /s/ Steven C. Dabbs
                                              ----------------------------------
                                                  Steven C. Dabbs, President

                                              /s/ Steven C. Dabbs
                                              ----------------------------------
                                              Steven C. Dabbs


AS TO ARTICLE II, SECTION 2
PARAGRAPH (E) ONLY:

SAGE NETWORKS, INC.


By: /s/ Leonard J. Fassler
    ---------------------------
    Leonard J. Fassler, Co-Chairman



AS TO ARTICLE II, SECTION 2
PARAGRAPH (F) ONLY:

OPTIMUM REALTY CORP.


By: /s/ John Lie-Nielsen
    ---------------------------
    John Lie-Nielsen, President

DESCRIPTION OF EXHIBITS:

Exhibit A       -   Basic Provisions

Exhibit B       -   Ownership of Capital Stock of the Company; Description of Capital
                    Stock; Officers; Directors; Trade Names

Exhibit C-1     -   Forms of Business Agreements with Customers

Exhibit C-2     -   Summary of Oral Business Agreements and Vendor/Service Provider
                    Agreements and List of Suppliers

Exhibit C-3     -   Leases

Exhibit C-4     -   Claims of Disputes Under Business Agreements

Exhibit C-5     -   Consents to Transfer or Assign Not Obtained

Exhibit D-1     -   Aged Accounts Receivable

Exhibit D-2     -   Cash and Schedule of Expenses To Be Paid Therefrom

Exhibit E       -   Tangible Assets

Exhibit F       -   Intellectual Property

Exhibit G       -   Customer Terminations

Exhibit H       -   Financial Statements

Exhibit I       -   Bad Debts and Tax Liabilities of the Company

Exhibit J       -   Assumed Liabilities

Exhibit K       -   Existing Employment Agreements, Labor or Collective Bargaining
                    Agreements, Employee Benefit or Welfare Plans, Description of
                    Employees

Exhibit L       -   Organizational/Governing Documents of the Company,
                    Minutes/Resolutions, and Incumbency/Signature Certificates

Exhibit L-1     -   Organizational/Governing Documents of Optimum, Minutes/Resolutions,
                    and Incumbency/Signature Certificates

Exhibit M     -   Excluded Assets

Exhibit N       -   Liens Affecting or Other Agreements Relating to Purchased Assets

Exhibit O       -   Organizational/Governing Documents of the Buyer and Parent,
                    Minutes/Resolutions, and Incumbency/Signature Certificates



In accordance with Item 601(b)(2) of Regulation S-K all exhibits other than Exhibit A have been omitted. The Company hereby agrees to furnish supplementally a copy of any omitted exhibit to the Commission upon request.

                                   EXHIBIT A
                                       TO
                            ASSET PURCHASE AGREEMENT
                                    BETWEEN
                        SAGE NETWORKS ACQUISITION CORP.
                                      AND
                             CLEVER COMPUTERS, INC.

BASIC PROVISIONS

1.   Name of BUYER: Sage Networks Acquisition Corp.

2.   Name of COMPANY: Clever Computers, Inc.

     (a)  Names, addresses and stock ownership of SHAREHOLDER of COMPANY:

          Name and Address                   Number of Shares (Type)
          ----------------                   -----------------------

          Optimum Realty Corp.
          8097 Roswell Road, Building A
          Suite 101
          Atlanta, GA 30350                          1,000

          Total Outstanding Shares                   1,000

     (b)  STATE OF INCORPORATION of COMPANY:         Georgia

     (c)  AUTHORIZED OFFICERS of the COMPANY:

          Steven C. Dabbs, President
          Trezevant H. Dabbs, Secretary

     (d)  Address of each SITE from which the COMPANY conducts the Business:

          18 Perimeter Park Drive                    56 Marietta Street
          Building 18, Suite 111                     Suite 20
          Atlanta, GA 30341                          Atlanta, GA

3.   [INTENTIONALLY  DELETED]

4.   RESIDENCE ADDRESS of STEVEN C. DABBS:

5.   PURCHASE PRICE: $2,500,000.00

6.   SELLER AND SELLER'S REPRESENTATIVES' BROKERS:

               Santa Fe Capital Group, Inc. and Broadway Realty Co.

7.   BUYER'S BROKER: Am-Tech Associates, Inc.

8.   ESCROW AGENT: Chicago Title Insurance Company